Exhibit 21

Name of Subsidiary	Jurisdiction of Organization	% Owned
Classic Bond Development Limited	British Virgin Islands	100%
Shenzhen Zhonghefangda Network Technology Co., Ltd.	PRC	100%
Shenzhen Junlong Culture Communication Co., Ltd.	PRC	VIE